Exhibit 99.(g)(2)

ASSUMPTION AGREEMENT

AGREEMENT made as of April 8, 2019 among CRESSET SPG, LLC, FLOWSTONE PARTNERS, LLC, and FLOWSTONE OPPORTUNITY FUND (FORMERLY, CRESSET PRIVATE MARKETS OPPORTUNITY FUND).

WHEREAS, FlowStone Opportunity Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Cresset SPG, LLC has been appointed as a adviser to the FlowStone Opportunity Fund (the “Fund”) pursuant to an Investment Management Agreement dated January    , 2019, as amended (the “Investment Management Agreement”);

WHEREAS, Cresset SPG, LLC will transfer its rights and responsibilities under the Investment Management Agreement to FlowStone Partners, LLC (“FlowStone”), as part of a rebranding initiative on or about April 8, 2019, (the foregoing referred to as a “Reorganization”);

WHEREAS, the Reorganization will not result in any changes to the personnel or investment operations with respect to the Fund; and

WHEREAS, Cresset SPG, LLC now desires to have FlowStone Partners, LLC assume Cresset SPG, LLC’s responsibilities with respect to the Fund pursuant to the Investment Management Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                      FlowStone Partners, LLC shall assume all rights and obligations of Cresset SPG, LLC under the Investment Management Agreement with respect to the Fund on the date of the Reorganization.

2.                                      FlowStone Partners, LLC and Cresset SPG, LLC hereby represent that the management personnel of Cresset SPG, LLC responsible for providing investment advisory services to the Fund under the Investment Management Agreement, including the portfolio managers and the supervisory personnel, are or will be employees or associated persons of FlowStone Partners, LLC where they will continue to provide such services for the Fund.  Consequently, Cresset SPG, LLC and FlowStone Partners, LLC believe that the Reorganization and assumption does not involve a change in actual control or actual management with respect to the investment adviser of the Fund.

3.                                      The parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Investment Management Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officer designated below as of the day and year first above written.

FLOWSTONE OPPORTUNITY FUND

By:
(Authorized Officer)
Name: Scott P. Conners
Title: President